Exhibit 99.1

Famous Dave’s of America, Inc. Reports Approval of Holding Company Reorganization

MINNEAPOLIS, September 6, 2019 –  The Board of Directors of Famous Dave's of America, Inc. (NASDAQ: DAVE), approved a holding company reorganization whereby Famous Dave’s of America, Inc. will become a wholly owned subsidiary of a new public holding company, BBQ Holdings, Inc., a Minnesota corporation (NASDAQ: BBQ).  Upon consummation of the reorganization, each issued and outstanding common share of DAVE will be converted into one common share of BBQ, par value $0.01 per share.  The reorganization is not subject to approval by the stockholders of Famous Dave’s of America, Inc., and will not involve any financing condition.  This reorganization allows for flexibility in the growth the company.  The effective date for the holding company reorganization will be September 17, 2019.